Exhibit 3.671
CERTIFICATE OF INCORPORATION
OF
NATIONSWASTE, INC.
1.	The name of the corporation is:
NationsWaste, Inc.
2.	The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust company.

3.	The nature of the business or purpose to be conducted or promoted is:
To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
4.	The total number of shares of stock which the corporation shall have authority to issue is Ten Thousand (10,000) shares of Common Stock, and the par value of each of such shares is One Dollar ($1.00), amounting in the aggregate to Ten Thousand Dollars ($10,000.00).
5.	The name and mailing address of the Sole Incorporator is as follows:
David M. Abel
Buchanan Ingersoll Professional Corporation
One Oxford Centre, 20th Floor
301 Grant Street
Pittsburgh, PA 15219
6.	The corporation is to have perpetual existence.

7.	A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission; provided, however, that the foregoing shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty or loyalty to the corporation or its stockholders, (b) for any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this article by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

8.	In furtherance and not in limitation of the powers conferred by the General Corporation Law of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter, or repeal the By-laws of the corporation.

9.	Elections of directors need not be by written ballot except and to the extent provided in the By-Jaws of the corporation.
     I, David M. Abel, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 5th day of October, 1995.

/s/ David M. Abel
David M. Abel
Sole Incorporator

2

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 01/05/1996
960005161 — 2549376
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
NATIONSWASTE, INC.
It is hereby certified that:
     1. The name of the corporation (hereinafter called the “Corporation”) is NationsWaste, Inc.
     2. The Certificate of Incorporation of the Corporation is hereby amended by striking out Article 4 thereof and substituting in lieu of said Article the following new Article 4:
     The Corporation shall have the authority to issue one million (1,000,000) shares of Common Stock with a par value is One Cent ($0.01) per share, one hundred fifty thousand (150,000) shares of Class A Preferred Stock with a par value of One Cent ($0.01) per share, and eight hundred fifty thousand (850,000) shares of Class B Preferred Stock with a par value of One Cent ($0.01) per share amounting to a total of two million (2,000,000) total authorized shares of stock, amounting in the aggregate to Twenty Thousand Dollars ($20.000.00).
     Holders of Common Stock shall have one vote per share. The following provisions (the “Preferred Stock Terms”) shall fix certain rights and preferences applicable to all of the shares of Class A and Class B Preferred Stock (the “Preferred Stock”).
     Section 1. General. Except as otherwise provided in this Article 4 or as may be provided by amendment to these Articles, the Preferred Stock shall be senior to the Common Stock, and the Class B Preferred Stock shall be senior to the Class A Preferred Stock. All shares of any particular class of Preferred Stock shall be identical to all other shares of that class.
     Section 2. Definitions. (a) The term “Junior Stock” as used herein with respect to any class of Preferred Stock shall be deemed to mean all other stock of the Corporation ranking [ILLEGIBLE] (including Common Stock [ILLEGIBLE] of dividends and the distribution of assets upon liquidation.
     (b) The term “Senior Stock” as used herein with respect to any class of Preferred Stock shall be deemed to mean all other stock of the Corporation, if any, ranking senior thereto as to the payment of dividends or distribution of assets upon liquidation.

     Senior 3. Dividends. The Corporation will not pay dividends.
     Senior 4. Conversion. Until such time as the holders of Class B Preferred Stock have purchased $15,000,000 in capital stock of the Corporation, all, but not less than all, of the shares of Class A Preferred Stock shall be convertible, upon the affirmative vote of the holders of at least a majority of the Class A Preferred Stock then outstanding, into that number of shares of Common Stock that would equal, immediately following such conversion, an aggregate of fifteen percent (15%) of the issued and outstanding capital stock of the Corporation, assuming for the purposes of such calculation the exercise of all options and the conversion of all convertible securities.
     After the holders of Class B Preferred Stock have purchased at least $15,000,000 in capital stock of the Corporation, all, but not less than all, of the shares of Class A Preferred Stock shall be convertible, upon the affirmative vote of the holders of at least a majority of the Class A Preferred Stock then outstanding, into that number of shares of Common Stock that would equal, immediately following such conversion, an aggregate percentage of the issued and outstanding capital stock of the Corporation (assuming for the purposes of such calculation the exercise of all options and the conversion of all convertible securities) equal to (i) $2,647,059 divided by (ii) $2,647,059 plus the purchase price of the capital stock of the Corporation acquired by the holders of Class B Preferred Stock.
     All, but not less than all, of the shares of Class B Preferred Stock shall be convertible, upon the affirmative vote of the holders of at least a majority of the Class B Preferred Stock then outstanding, into shares of Common Stock at the rate of one share of Common Stock for each share of Class B Preferred Stock (adjusted as necessary for stock splits or combinations, stock dividends, or the reclassification, exchange or substitution of securities).
     All of the Preferred Stock shall automatically convert to Common Stock of the Corporation immediately prior to the effective time of the merger of the Corporation with Continental Waste Industries. Inc.
     The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of eff [ILLEGIBLE] conversion of the shares of the Preferred Stock, effect its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     The Corporation shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against other impairment.
     Section 5. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Class B Preferred Stock shall be entitled to receive in aggregate from the assets of the Corporation, an amount equal to the lessor of (i) 85% of the assets available for distribution or (ii) an amount equal to the purchase price of the capital stock of the Corporation acquired by the holders of Class B Preferred Stock, and no more, before any amount shall be paid or set aside for, or any distribution of assets shall be made to, the holders of Junior Stock. The holders of Class A Preferred Stock shall then be entitled to receive, in aggregate, an amount equal to the lesser of (i) 15% of the assets available for distribution or (ii) $2,647,059. Assets remaining for distribution, if any, after the foregoing distribution to holders of Class A and Class B Preferred Stock shall be paid pro rata to each holder of capital stock of the Corporation in proportion to their respective holdings, assuming for purposes of such distribution that all shares of Preferred Stock have been converted into Common Stock.
     If, upon such liquidation, dissolution or winding up, the amounts available for distribution to the holders of Preferred Stock, shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then such amounts shall be paid ratably among the shares of Preferred Stock in accordance with the respective preferential amounts payable with respect thereto if paid in full.
     Written notice of such liquidation, dissolution or winding up of the Corporation, stating payment date, the amount of such payment and the place where payment shall be payable, shall be given by mail, postage prepaid, not less than 20 days prior to the payment date stated therein, to the holders of record of Preferred Stock such notice to be add [ILLEGIBLE] ed to each holder at its address shown by the records of the Corporation.
     Neither a consolidation or merger of the Corporation with or into any other corporation, nor a merger of any other corporation into the Corporation, nor a reorganization of the Corporation, shall be considered a liquidation, dissolution or winding up of the Corporation within the meaning of this Section. A sale or transfer of all or substantially all of its assets shall be considered a liquidation, dissolution or winding up of the Corporation within the meaning of this section.

     Section 8. Voting Rights. Except as may be otherwise provided in these Preferred Stock Terms or as required by law, on all matters submitted to a vote of the shareholders, each holder of Preferred Stock shall be entitled to cast that number of votes equal to the number of shares of Common Stock then issuable upon conversion of the shares of Preferred Stock held by such holder.
     Section 9. Restrictions on Certain Corporate Action. So long as any of the Preferred Stock shall remain outstanding, the Corporation shall not (except where the vote or written consent of the holders of a greater number of shares is required by law or by these Articles, and in addition to any other vote required by law or these Articles), without the affirmative vote of the holders of at least a majority of the then outstanding shares of each class of Preferred Stock voting as separate classes:
          (i) amend, alter or repeal its Articles of Incorporation or By-Laws.
          (ii) merge with or into or consolidate with any other corporation, or sell, lease or otherwise dispose of all or substantially all of its properties or assets, or acquire, directly or indirectly through a subsidiary of the Corporation (“Subsidiary”) the majority of whose voting stock is owned or controlled by the Corporation, all or substantially all of the stock or assets of another entity (other than a newly formed, wholly owned Subsidiary), or permit any Subsidiary to take any of the foregoing actions; provided, however, that these restrictions shall not apply to any transactions involving solely the Corporation and one or more wholly-owned Subsidiaries;
          (iii) declare or pay any dividend or other distribution, or apply any assets to the redemption, purchase or other acquisition of its own shares, except for the purchase of shares of Common Stock from former employees of the Corporation who acquired such shares from the Corporation;
          (iv) change the scope of business activity of the Corporation other than in the ordinary course of business; or
          (v) change the size of the Board of Directors of the Corporation.
     3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on December 20th, 1995

NationsWaste, Inc.
By:	/s/ William R. Nelson
	Name:	WILLIAM R. NELSON
	Title:	PRESIDENT